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                                  EXHIBIT 21

                                 SUBSIDIARIES

                              CROWELL & CO., INC.


   Budget Storage Warehouse, Inc., a Georgia Corporation

   Ivey Homes, Inc., a Georgia Corporation

   Keystone Homes, Inc., a Georgia Corporation